Exhibit 1.6

NEWS Choice Hotels aims to acquire Wyndham in $7.8 billion hostile takeover This post contains references to products from one or more of our advertisers. We may receive compensation when you click on links to those products. Terms apply to the offers listed on this page. For an explanation of our Advertising Policy, visit this page The battle of the budget hotel brands Choice Hotels, owner of brands like Cambria Hotels and Comfort Inn, announced Tuesday morning a proposal to acquire Wyndham Hotels & Resorts — owner of brands like La Quinta and Ramada — for $7.8 billion. Factoring in Wyndham’s debt, Choice leadership claims the deal values its takeover target at nearly $10 billion.

The company also noted it had been engaged with Wyndham regarding a deal for six months before those talks stalled. Wyndham made a “decision to disengage from further discussions with Choice,” per the announcement. Wyndham later in the day on Tuesday announced its board of directors unanimously rejected Choice’s “unsolicited” acquisition offer. The company claims the takeover presents “significant business and execution risks” and “undervalues Wyndham’s future growth potential." offer is underwhelming, highly conditional, and subject to significant business, regulatory and execution risk. Choice has been unwilling or unable to address our concerns,” Stephen P. Holmes, chairman of the Wyndham board of directors, said in a statement. “While our Board would support a value-maximizing transaction, given the substantial, unmitigated embedded risks and value destruction potential presented by the proposed transaction, our Board determined it is not in the best interests of Wyndham shareholders." The potential tie-up, first reported in the Wall Street Journal in May, has been the talk of the hotel industry for months — especially as competitors like Marriott and Hilton enter the more affordable end of the hotel market where Choice and Wyndham have significant market share. Choice Hotels would not comment further on the deal. Wyndham CEO Geoff Ballotti declined to answer a reporter’s question regarding the then-rumors of a potential deal during a press roundtable at a recent Wyndham owners’ conference in Southern California." We have long respected Wyndham’s business and are confident that this combination would significantly accelerate both Choice’s and Wyndham’s long-term organic growth strategy for the benefit of all stakeholders,” Choice Hotels CEO Patrick Pacious said in a statement “For franchisees, the transaction would bring Choice’s proven franchisee success system to a broader set of owners, enabling them to benefit from Choice’s world-class reservation platform and proprietary technology to drive cost savings and greater investment returns.” “Additionally, the value-driven leisure and business traveler would benefit from the combined company’s rewards program, which would be on par with the top two global hotel rewards programs, enabling them to receive greater value and access to a broader selection of options across stay occasions and price points. “Pacious alluded to the now-hostile takeover nature of his company’s bid for Wyndham and noted that, a few weeks ago, the two companies were “in a negotiable range on price and consideration” over the deal before

Wyndham walked away. The Choice CEO claimed both companies saw value in the deal. “While we would have preferred to continue discussions with Wyndham in private, following their unwillingness to proceed, we feel there is too much value for both companies’ franchisees, shareholders, associates, and guests to not continue pursuing this transaction,” Pacious said. “Importantly, we remain convinced of both the many benefits of the combination and our ability to complete it. “Wyndham’s rebuttal later in the day blamed a lengthy period between deal announcement and likely closing as a major factor in the decision to drop talks with Choice Hotels. Wyndham’s board felt that the timeline — more than a year, the board claimed — would present vulnerability, including the potential for current hotel owners to decamp for competing companies. Download the App Today !Maximize your spending, earn rewards faster, and easily track all of your points and all of your miles all in one place. “We have engaged with Choice and its advisors on multiple occasions to explore these risks. However, it became clear the proposed transaction likely would take more than a year to even determine if, and on what terms, it could clear antitrust review, and Choice was unable to address these long-term risks to Wyndham’s business and shareholders,” Wyndham’s Holmes said. “We are disappointed that Choice’s description of our engagement disingenuously suggests that we were in alignment on core terms and omits to describe the true reasons we have consistently questioned the merits of this combination – Choice’s inability and unwillingness to address our significant concerns about regulatory and execution risk and our deep concerns about the value of their stock. “Why a Choice and Wyndham marriage makes sense Choice and Wyndham joining forces makes sense in a world where companies like Hilton, Marriott, Hyatt and IHG Hotels & Resorts are all signaling in various ways a need to compete in more affordably priced territory. Most investor analysts saw the arrival of Hilton’s new premium economy Spark brand as one that would start to siphon business away from Choice and Wyndham, and they’re not wrong: The first Spark hotel was formerly a Days Inn, a brand owned by Wyndham. Having a larger combined company would help Choice and Wyndham defend their turf, so to speak. Choice Hotels appeared to allude to those concerns by noting the combined company’s rewards program would be on par with the world’s largest loyalty programs. Hilton leadership has been vocal about using Spark as an affordable entry point into the Hilton Honors ecosystem. From Choice’s perspective, it also rounds out a robust acquisition streak, as the company last year acquired Radisson’s Americas operation — bringing in a mix of affordable and mid-tier brands like Country Inn & Suites as well as higher-end offerings like Radisson and Radisson Blu. Wyndham’s brand portfolio skews heavily toward midscale and economy brands, but there is also the Wyndham Alltra all-inclusive brand as well as the luxury Registry Collection Hotels imprint. What travelers could get from the deal Choice Hotels touted the combined company would offer a rewards and loyalty program on par “with the top two global programs in hospitality” — Marriott and Hilton — and will offer “best-in-class” program benefits. Choice also touted the expanded reach of the combined company. Wyndham, along with its Americas reach, has a significant global presence throughout Europe, the Middle East and Asia. Further, the combined operation would mean there are more options for customers to stay in the Choice-Wyndham ecosystem while traveling. The long-standing logic in hotel ownership is that one of the worst things that can happen would be to have a loyalty customer go to a city where your company doesn’t have a hotel, try the competition and then never come back to one of your hotels. While a deal between Wyndham and Choice doesn’t appear certain, it definitely appears Wall Street likes the sound of it: Shares of Wyndham’s stock briefly surged in pre-market trading Tuesday morning.